Exhibit 10.41

Mastek Limited, # 106/107, SDF-IV, Seepz, Andheri (E), Mumbai 400 096, India.
Tel +91 22 6695 2222 / 2824 7999 Fax +91 22 6695 1331 www.mastek.com

To,

ICICI Bank Limited, New York Branch

500, 5th Avenue, 28th Floor,

New York, New York 10110.

Dated: November 20, 2015

Re:	Corporate Guarantee dated June 28, 2012 (the “Corporate Guarantee”) issued by Mastek Limited, India, being a Company incorporated in India under the Companies Act, 1956 with its registered office at 804/805 President House, Near Ambawadi Circle, Ahmedabad 380 006, India (the “Guarantor”) in favor of ICICI Bank Limited, New York Branch (the “Bank”) in relation to a United States Dollar (“USD”) Five Million working capital facilities extended by the Bank to MajescoMastek Inc., USA, a Corporation incorporated under the laws of the State of California and doing business in the United States of America with its principle place of business at 105 Fieldcrest Avenue, Suite # 208, Edison, New Jersey 08837 (the “Borrower”, being a wholly owned subsidiary of the Guarantor) vide Credit Facility Agreement dated March 25, 2011 as amended from time to time (the “Facility Agreement”) and most recently amended vide the extension letter dated Nov 20, 2015 (the “Extension Letter”) (the Extension Letter and the Facility Agreement together to be referred to as the “Agreements”) (the “Facilities”).

Ladies and Gentlemen:

We understand that vide the Extension Letter, the Borrower has requested and the Bank has agreed, subject to the terms and conditions of the Facility Agreement, to extend the Facilities provided to the Borrower for a period up to February 11, 2016. One of the conditions of the extension by the Bank is continuance of the Corporate Guarantee issued by the Guarantor in favor of the Bank.

1.	In light of the above, the Guarantor (as defined above), hereby expressly, undertakes, confirms and agrees that:
(i)	We have reviewed a copy of the Extension Letter and the Facility Agreement pursuant to the credit arrangement letter as executed by and between the Borrower and the Bank.
(ii)	the Guarantor shall be bound by the terms and conditions of the Corporate Guarantee, Facility Agreement and the Extension Letter (a copy of which has been received by the Guarantor);
(iii)	the Corporate Guarantee continues to be in full force and effect, valid, binding and applicable for the extension of the Facilities extended by the Bank to the Borrower through a credit arrangement letter incorporated in the Facility Agreement vide the Extension Letter;
(iv)	it is and shall continue to be in compliance with applicable laws and regulations including, without limitation, the ODI Regulations, the Guarantee Requirements or any other Reserve Bank of India (“RBI”) guidelines and without requiring the prior approval of the RBI, including the Foreign Exchange Management (Transfer or Issue of any Foreign Security) Regulations, 2004 read with Master Circular on Direct Investment by Residents in a Joint Venture/ Wholly owned Subsidiary Abroad dated July 1, 2012) as amended from time to time;

Regd. Off.: 804/805, President House, Opp. C. N. Vidyalaya, Near Ambawadi Circle, Ambawadi, Ahmedabad - 380 006, India. Tel No. +91 79 26564337 CIN No. L74140GJ1982PLC005215.

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Mastek Limited, # 106/107, SDF-IV, Seepz, Andheri (E), Mumbai 400 096, India.
Tel +91 22 6695 2222 / 2824 7999 Fax +91 22 6695 1331 www.mastek.com

(v)	The Guarantor agrees and confirms that RBI /AD would be intimated through the filing of requisite documents under the automatic route, to extend the Corporate Guarantee as per the terms of this letter, as may be applicable.

2.	The representations, warranties, confirmations and undertaking provided by the Guarantor under the Corporate Guarantee and by the Borrower in the Agreements continue to be in full force and effect.

3.	The Guarantor further undertakes, confirms and agrees that the board resolution of the Guarantor in relation to the Corporate Guarantee, extends to the present extension of the Facilities and continues to be in full force and effect, valid, binding and applicable for the extension of the Facilities and has not been cancelled or rescinded.

All provisions of the Corporate Guarantee not specifically amended hereby shall remain in full force and effect. Capitalized terms used in this letter but not defined shall have the meanings given to them as in the Corporate Guarantee.

We, the Guarantor, understand that the Bank is relying on the undertakings and commitments expressed hereinabove for extending the Facilities to the Borrower (and as expressed in the Corporate Guarantee), and we hereby agree and confirm that we shall faithfully comply with our obligations and commitments expressed in the Corporate Guarantee and this letter. We also understand that any breach of the provisions of the Corporate Guarantee or this letter will be deemed to be an Event of Default under the Corporate Guarantee and the Facility Agreement.

Clause 24 and 25 of the Corporate Guarantee shall apply to this letter mutatis mutandis.

This document shall be designated as a Credit Document under the Credit Facility Agreement.

Very truly yours, For and on behalf of MASTEK LIMITED /s/ Sudhakar Ram (Signature of the authorized signatory) Name: Sudhakar Ram Designation: Managing Director & Group CEO Place: Mumbai

Regd. Off.: 804/805, President House, Opp. C. N. Vidyalaya, Near Ambawadi Circle, Ambawadi, Ahmedabad - 380 006, India. Tel No. +91 79 26564337 CIN No. L74140GJ1982PLC005215.

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